EXHIBIT 33.5B

             Letter from The Bank of New York to Goldman Sachs Asset
                             Backed Securities Corp.


March 10, 2008



Goldman Sachs
Asset Backed Securities Corp.
85 Broad Street
New York, NY 10004

     The Bank of New York ("BNY") has delivered a Management Report on Assertion of Compliance with Applicable Servicing Criteria dated as of February 29, 2008 ("Management Report") for GS Auto Trust 2007-1 (the "Transaction"). BNY reported material noncompliance with Item 1122 (d) (2) (i) of Regulation AB in the Management Report, however, the servicing criteria set forth in Section 1122 (d)
(2) (i) of Regulation AB was not a servicing Criteria which BNY was required to perform for the Transaction; therefore, such noncompliance by BNY with respect to such servicing criteria does not pertain to the Transaction.

Yours very truly,


THE BANK OF NEW YORK
not in its individual capacity
but solely as Indenture Trustee

/s/ Jared Fischer
-----------------
Jared Fischer
Assistant Treasurer